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                                   EXHIBIT 16

                  LETTER OF MARMANN, MCCRARY & ASSOCIATES P.C.



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Marmann, McCrary & Associates, P.C.
Certified Public Accountants



September 5, 2001


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for First Southern Bancshares, Inc. (the "Company"), and under the date March 2, 2001, we reported on the consolidated financial statements of the Company and subsidiary as of December 31, 1999 and 2000 and for each year in the three-year period ended December 31, 2000. On August 29, 2001, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K to which this letter is filed as an exhibit, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statement that the Company's Board of Directors, at the recommendation of its Audit Committee, engaged Kraft Bros. CPA or whether the Company consulted with Kraft Bros. CPA on any matters.

Very truly yours,

/s/Marmann, McCrary & Associates, P.C.